Exhibit 99.1

For More Information, Contact:
Aileen Osborn	Rob Whetstone/Wade Huckabee
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5980
investor@qad.com	investor@pondel.com

QAD Announces Preliminary Financial Results

for Fiscal 2006 Third Quarter

Carpinteria, Calif. — November 9, 2005 — QAD Inc. (NASDAQ:QADI) today provided preliminary results for the fiscal 2006 third quarter ended October 31, 2005.

Based on preliminary estimates, QAD anticipates reporting total revenues of $51 million and expects earnings to be in the range of $0.07 to $0.08 per diluted share for the third quarter.

Previously, the company stated it expected total revenues between $55 million and $58 million for the fiscal 2006 third quarter and earnings between $0.09 and $0.12 per diluted share, depending on the level and mix of revenue.  Lower than expected license and service revenues in the third quarter affected total revenues and earnings per diluted share.  In addition, earnings were favorably impacted by a $0.5 million insurance settlement and a $0.4 million one-time tax benefit that when combined equate to $0.02 per diluted share, net of tax.

QAD’s results remain subject to review by its independent registered public accounting firm.

The company will report its complete fiscal 2006 third quarter results and provide full year fiscal 2006 guidance on Thursday, November 17, 2005.  QAD’s management will host a conference call at 2:00 p.m. PST that day to discuss the financial results, operations and outlook.  The call will be accessible through a live webcast at www.qad.com.

About QAD

QAD is a leading provider of enterprise applications for global manufacturing companies.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 5,300 licensed sites in more than 90 countries and in as many as 27 languages.  For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.  “QAD” is a registered

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trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions; exchange rate fluctuations; and, the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP) software industry is subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance.  For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2005 ended January 31, 2005.

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